EXHIBIT 99.3 -- Report of Management

(a)

[Ocwen logo]



MANAGEMENT ASSERTION ON COMPLIANCE WITH USAP

March 11,2005

As of and for the year ended December 31, 2004, except as specifically noted below, Ocwen
Federal Bank FSB (the "Bank") has complied in all material respects with the minimum servicing standards set forth in the Mortgage
Bankers Association of America's ("MBA's")
Uniform Single Attestation Program for Mortgage
Bankers ("USAP").

- Standard: Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts.
These reconciliations shall be mathematically accurate, be prepared within forty five (45) calendar days of the cutoff date; be reviewed and approved by someone other than the person who prepared the reconciliation; and document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.


Certain reconciling items which arose during the year ended December 31, 2004 were not cleared within 90 days of their original identification. Management has developed and implemented an action plan and continues to resolve outstanding reconciling items.
All significant reconciling items have been isolated and reviewed by the Bank, and the Bank believes these items will not have a material impact on the status of any custodial accounts.


- Standard: Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

Certain ARM loans serviced by the Bank have odd due dates (i.e., due dates other than the first day of the month). The mortgage notes or ARM riders for some of the odd due date loans establish a look-back date for the applicable index at a certain number of days prior to each Change Date, for example, 45 days prior to the effective
Change Date. The Bank determines the
look-back date by using a 30-day month
when subtracting the actual number of
look-back days stated in the Mortgage Note or ARM rider from the effective Change
Date. Some months that have more or less than 30 days may therefore have a miscalculated look-back date, resulting in the index rate being used on an incorrect date, but generally no more than a two-business day difference. This has resulted in some minor differences in the calculated monthly payment amount, which could be either higher or lower, depending on the movement in interest rates.

Management has implemented a corrective
action plan to revise the internal procedures for processing these types of ARM adjustments, which includes adjusting the borrower accounts where necessary. The Bank believes that these differences did not have a material impact on any mortgagor or investor.


As of and for this same period, the Bank had in effect a fidelity bond in the amount of $15,000,000 and an errors and omissions policy in the amount of $5,000,000,


/s/ Ronald M. Faris
Ronald M. Faris
President

/s/ Scott w. Anderson
Scott W. Anderson
Senior Vice President of Residential Assets

/s/ Brian J. LaForest
Brian J. LaForest
Director of Investor Reporting

/s/ Paul E. Neff
Paul E. Neff
Director of Servicing Operations

(b)

[Wells Fargo logo]
					1 Home Campus
					Des Moines, IA 50328


Assertion of Management or Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.



As of and for the year ended December 31, 2004, Wells Fargo Home Mortgage, a division of Wells
Fargo Bank, N.A. (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers
Association of America's Uniform Single Attestation
Program for Mortgage Bankers.

As of and for this same period, the Company had in effect a fidelity bond along with an errors and omissions policy in the amounts of $100 million and $20 million, respectively.




/s/ Michael J. Heid     February 23, 2005
Michael J. Heid, Division President,
Capital Markets, Finance, & Administration
Wells Fargo Home Mortgage, a division of
Wells Fargo Bank, N.A.

/s/ Franklin R. Codel	February 23. 2005
Franklin R. Codel Executive Vice President,
Finance and Corporate Real Estate
Wells Fargo Home Mortgage,
a division of Wells Fargo Bank, N.A.



/s/ Michael Lepore 	February 23. 2005
Michael Lepore, Executive Vice President,
Institutional Lending Wells Fargo Home
Mortgage, a division of Wells Fargo Bank, NA.




/s/ Mary Coffin         February 23, 2005
Mary Coffin, Executive Vice President,
Servicing & Post Closing Wells Fargo
Home Mortgage, a division of Wells Fargo Bank, N.A.